Exhibit 10.1

NAUTILUS Inc

17750 SE 6th Way
Vancouver, WA 98683
800.628.8458
NautilusInc.com

March 2, 2019

PERSONAL AND CONFIDENTIAL

Mr. M. Carl Johnson III
c/o Nautilus, Inc.
17750 SE 6th Way
Vancouver, WA 98683

Dear Carl:

This is to confirm the terms and conditions of your employment with Nautilus, Inc. as Interim Chief Executive Officer. Your employment will begin on March 2, 2019. I have also enclosed a Business Protection Agreement that is part of the standard employment package. You should feel free to raise any questions regarding the offer or those documents with myself. These terms of employment are in addition to any compensation or benefits which you will continue to receive as a Director.

Your offer of employment with the Company will be on the following terms:

1. Annual base salary in the amount of $500,000.

2. 10,000 restricted stock units in accordance with the terms of the Company's 2015 Long Term Incentive Plan. Under the terms of the grant document, these units will cliff vest after 1 year of employment or continued tenure as a member of the Board of Directors.

3. Four weeks of vacation.

4. Housing assistance in connection with your travel to and from Vancouver. This will consist of temporary lodging, use of rental car, and any trips each month between Vancouver and your home residences.

5. In lieu of your decision not to participate in the Company's medical and dental plans, you will also be entitled to $1,000 per month to purchase your own benefits.

Provided you satisfy the eligibility criteria, you may participate in Nautilus, Inc.'s Long Term Disability Plan, Short Term Disability Plan, and Life Insurance Plan. Details about current benefit programs are contained in the Benefits section of the Company's online Employee Policies and the Summary Plan Descriptions for those benefit plans. A condition of your employment is complying with the guidelines set forth in the Company policies, as well as Company rules,

procedures and the terms of your employment application. Of course, all Company policies, including policies regarding medical coverage and other employee benefits, may be amended by the Company from time to time or discontinued, in the Company's sole discretion.

This offer is also contingent upon your signing the following forms:

Business Protection Agreement: This document refers to the non-disclosure of confidential information, ownership of inventions and contains certain non-compete protections. The Company requires all employees to sign this document prior to employment.

Employment Eligibility Verification Form (Form I-9): We are required by the Immigration Reform and Control Act of 1986 to have this form completed and on file for all Company employees.

Carl, we have great expectations for the contributions you can bring to Nautilus. We look forward to your leadership and to your addition to the Executive Team.

Very truly yours,

Wayne M. Bolio

Accepted:

M. Carl Johnson III